Exhibit 10.10

LITIGATION FUNDING AGREEMENT

This Litigation Funding Agreement is made as of the 15th day of December 2016, among BENTHAM CAPITAL LLC, located at 437 Madison Avenue, 19th Floor, New York, NY 10022 (“Bentham”), PRISM TECHNOLOGIES LLC, located at 2323 S. 171st Street, Suite 106, Omaha, Nebraska 68130 (“Claimant”), and Security Finance LLC, as collateral agent for Bentham (“Collateral Agent”).

RECITALS

A.	WHEREAS, Claimant has requested funding and Bentham is prepared to provide funding to Claimant; and

B.	WHEREAS, in exchange for the funding, Claimant wishes to grant to Bentham a share of any Litigation Proceeds.

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree to be bound as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Exhibit A or otherwise as specifically defined in this Agreement.

2.	FUNDING

2.1.

General. Upon the terms and subject to the conditions set forth in this Agreement, Bentham shall fund $500,000 in accordance with the terms set forth in Exhibit B. Such funding shall be on a non-recourse basis except to the extent of the Principal Protection set forth on Exhibit C. The parties may agree to fund an additional $500,000 at the parties’ mutual option.

2.2.

Use of Funding. Claimant shall use the funding for operating expenses. Under no circumstances may any amounts funded by Bentham be used to pay any claims that are subordinated to the Secured Obligations or are secured by a security interest in any Collateral junior to the security interest of Bentham in the Collateral.

2.3.

No Affirmative Liability. Under no circumstances shall Bentham have any obligation to pay any sums awarded against Claimant, including fees, costs or awards, nor shall Bentham be otherwise liable in tort or contract for any obligations of Claimant to any Defendant in respect of any of the Claims.

3.	RECEIPT OF LITIGATION PROCEEDS

3.1.

Trust Account. Claimant shall cause the Lawyers (a) to arrange to receive any and all Litigation Proceeds; (b) to receive any and all Litigation Proceeds in cash unless otherwise agreed by Bentham; (c) for any and all cash Litigation Proceeds received by the Lawyers immediately to be deposited into a separate trust account (the “Trust Account”) established by the Lawyers at a depositary bank acceptable to Bentham; (d) not cause or permit the funds in the Trust Account to be commingled with any other funds that are not Litigation Proceeds; (e) not to disburse the funds in the Trust Account except in accordance with this Agreement; and (g) to hold any non-cash Litigation Proceeds in trust for the benefit of Bentham, the Lawyers and Claimant.

3.2.

Claimant’s Receipt of Litigation Proceeds. If, notwithstanding Section 3.1, Claimant directly or indirectly receives any Litigation Proceeds, Claimant will pay the Litigation Proceeds consisting of cash over, together with any amount in cash equal to the reasonable market value of any non-cash Litigation Proceeds received, to the Lawyers to be deposited into the Trust Account and held and disbursed in accordance with this Agreement. If there is a dispute regarding the appropriate valuation of any non-cash portion of the Litigation Proceeds, then the dispute shall be resolved pursuant to Article 13.

4.	APPLICATION OF LITIGATION PROCEEDS

4.1.

Payment Waterfall. Claimant shall cause the Lawyers promptly to pay to Bentham out of the Trust Account all Investment Returns, as and when any Litigation Proceeds are received (once such funds clear or otherwise become available), in accordance with Exhibit C. If no Litigation Proceeds are obtained from the Litigation, then Bentham will not be entitled to its financial return and Claimant will owe Bentham nothing, provided that Bentham shall be entitled to the Principal Protection set forth on Exhibit C.

4.2.

Taxes. Claimant is liable for and shall pay any and all Taxes (other than taxes imposed upon Bentham as a consequence of Bentham’s income) on the Litigation Proceeds or as a consequence of any Settlement including, to the extent applicable, any Tax payable with respect to forgiveness of indebtedness or other comparable or similar Tax liability resulting from relief from a liability or obligation rather than an affirmative receipt of money or other value.

4.2.1.

No Tax payment, liability or obligation of Claimant shall operate to reduce any amount payable to Bentham under this Agreement. If any such reduction or withholding is required by law, Claimant shall (a) promptly notify Bentham upon becoming aware of the required deduction or withholding; (b) pay to the relevant authorities (within the time allowed) the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by Claimant to Bentham under this clause); (c) promptly provide Bentham an official receipt (or a certified copy or such other evidence reasonably acceptable to Bentham), evidencing the relevant withholding and payment to such authorities; and (d) pay to Bentham such additional amounts as are necessary to ensure that (after making any such withholdings or deductions) the net amount actually received by Bentham in respect of the payment due from Claimant equals the amount Bentham would have received if no such withholdings or deductions had been required.

4.2.2.

Bentham may, but shall not be obligated to, pay any Tax liability or obligation of Claimant with respect to the Claim, the Litigation or any Settlement that Claimant fails to pay timely and in full. Claimant shall be liable to reimburse Bentham, upon demand, for any such payment plus interest thereon at the annual rate of 6%, compounded quarterly, calculated from the date of such payment until reimbursement by Claimant in full (whether before or after judgment). If Bentham pays any such Tax liability or obligation of Claimant, all amounts payable by Claimant under this Paragraph 4.2.2 shall be in addition to all other amounts payable by Claimant to Bentham pursuant to this Agreement including any Investment Return.

5.	SETTLEMENT

5.1.	Right to Settle. Subject to the provisions of this Article 5, Claimant shall have the sole and exclusive right to Settle the Claims or the Litigation.

5.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

5.3.	[Confidential Treatment Granted– Material was filed with the Securities and Exchange Commission]

5.3.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

5.3.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

6.	CONFIDENTIALITY AND PROVISION OF DOCUMENTS

No Waiver of Privilege. In providing to Bentham any documents or information about the Claims and the Litigation, Claimant does not intend to waive any privilege that may attach to the documents or information. Bentham will maintain all documents and information in strictest confidence.

6.1.

Entitled to Documents and Information. Subject to Bentham’s confidentiality obligations under this Agreement, subject to and pursuant to any applicable Protective Order, and subject to the Lawyers’ reasonable judgment with respect to preservation of all legal privilege of Claimant, Claimant shall:

6.1.1.	cause the Lawyers promptly to provide to Bentham a copy of any material document filed, served, produced or obtained in the course of the Litigation; and

6.1.2.	keep Bentham fully and continually informed of all material developments with respect to the Claims and the Litigation and any other information which has or may have a Material Adverse Effect.

6.2.

Exclusive Ownership of Information by Disclosing Party. The Recipient agrees and acknowledges that all Confidential Information provided to it is and shall remain at all times the exclusive property of and owned by the Disclosing Party (or its Affiliates or contract counterparties, as the case may be), and that the Recipient’s use or awareness of such Confidential Information shall create no rights, at law or in equity, in the Recipient in or to such Information, or any aspect or embodiment thereof. The furnishing of any Confidential Information hereunder shall not constitute (a) a grant, whether express or by implication, estoppel or otherwise, of any ownership interest in or license of any patent, trademark, service mark, business and trade secret or other proprietary right to such Confidential Information, or of any right to use such Confidential Information for any purpose other than as specified in this Agreement or (b) a waiver of any attorney-client privilege or work product protection or any other applicable or available similar privilege or protection.

6.3.

Non-Disclosure of Information. Subject to Section 6.5, the Recipient shall not for any reason, during the term of this Agreement and for a period of two (2) years following Termination, disclose, use, reveal, report, publish, transfer, or make available, directly or indirectly, to any Person other than its representatives and Affiliates, any Confidential Information provided to it except (a) when necessary to further Claimant’s or Bentham’s legal interests, in connection with the performance of its obligations or rights under this Agreement, the enforcement of its rights under this Agreement, as permitted by the Disclosing Party, or as required by law and (b) if Bentham is the Recipient, Bentham may disclose the Confidential Information to an actual or proposed co-investment participant so long as the co-investment participant agrees to be bound by the provisions of this Article 6.

6.4.

Public Notices. No press release or other announcement concerning the existence of this Agreement, the funding of the Claims under this Agreement, or the identity of the parties or their respective Affiliates, shall be made by a party without the prior written consent of the other. However, Bentham and its Affiliates shall have the limited right to (i) describe the nature of the funding provided under this Agreement on Bentham’s and its Affiliates’ websites and/or in filings and disclosures by Bentham’s Affiliates to the Australian Securities Exchange, provided that such description does not identify Claimant and (ii) disclose the name of the Defendant after Final Resolution and the completion of all obligations of the parties to this Agreement.

6.5.

Confidentiality Procedures. Subject to Section 6.4 and Section 6.5, the Recipient shall ensure that the Confidential Information that it receives is not divulged or disclosed to any Person except representatives and Affiliates who have a “need to know” the Confidential Information. The Recipient shall be solely responsible for its and its representatives’ and Affiliates’ failure to comply with, and shall ensure its representatives’ and Affiliates’ compliance with, the provisions of this Agreement.

7.	ADDITIONAL COVENANTS OF CLAIMANT

7.1.

Irrevocable Instruction to Lawyers. Concurrently with execution of this Agreement, Claimant shall, and shall cause the Lawyers to, execute and deliver, or to otherwise acknowledge in a manner satisfactory to Bentham, an irrevocable instruction (an “Irrevocable Instruction”) substantially in the form attached as Exhibit D. If Claimant engages any additional or substitute Lawyers, except for local counsel that will not have access to Litigation Proceeds, then at the time of the engagement Claimant shall, and shall cause the additional or substitute Lawyers to, execute and deliver to Bentham an Irrevocable Instruction in a manner satisfactory to Bentham. Claimant shall cause the Lawyers to comply with each Irrevocable Instruction.

7.2.	Cooperation of Claimant. At all times during the term of this Agreement, Claimant shall:

7.2.1.

cooperate with the Lawyers and Bentham in all material matters pertaining to the Claims and the Litigation, and devote sufficient time and attention as is reasonably necessary to conclude the Claims successfully;

7.2.2.

remain a party to the Litigation until Final Resolution and, subject to the terms of this Agreement, remain responsible for all liability, costs and expenses related thereto, including any and all Litigation Expenses relating to the Claims and the Litigation;

7.2.3.

use best efforts to prevail in and pursue the Litigation, to maximize the value of the Litigation Proceeds and the recovery relating to the Claims and the Litigation and to collect the Litigation Proceeds as soon as practicable;

7.2.4.	use best efforts to (i) maintain, preserve and keep in full force and effect the Patents; and (ii) maximize the value of the Patents; and

7.2.5.

promptly enter, enforce and execute on any judgment obtained and pursue prosecution in all appropriate jurisdictions, including collection of any and all available assets of any Defendant as soon as possible.

7.3.

Inspections. Subject to Article 6, upon reasonable advance written notice, at Bentham’s expense, and no more frequently than once per calendar quarter, Claimant will permit any representatives designated by Bentham to visit and inspect the financial records and the properties of Claimant.

7.4.

Financial Statements and Reporting. Claimant shall maintain a standard system of accounting that complies with GAAP and shall provide the following periodic financial reports, prepared in accordance with GAAP, to Bentham:

7.4.1.

Within 120 days after the end of each fiscal year of Claimant, an audited balance sheet and related statements of income, owners’ equity and cash flows showing the financial condition of Claimant as of the close of such fiscal year, such audit to be performed by an independent, certified public accounting firm of recognized national standing; and

7.4.2.

Within 45 days after the end of each of the first three (3) fiscal quarters of each of Claimant’s fiscal years, an unaudited balance sheet and related statements of income, owners’ equity and cash flows showing the financial condition of Claimant as of the close of such fiscal quarter, and the results of its operations during such fiscal quarter and the last portion of such fiscal year, subject only to normal year-end audit adjustments.

7.5.

Truth and Completeness of Representations and Warranties. Claimant’s representations and warranties to Bentham in this Agreement shall remain true, correct and complete at all times during the term of this Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Mutual Representations and Warranties. Each party represents, warrants and acknowledges to the other, as of the date hereof, that:

8.1.1.	It has full right, power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to perform its obligations hereunder;

8.1.2.	This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

8.1.3.

No notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other Person is or will be required for it to execute, deliver, and perform its obligations under this Agreement;

8.1.4.	It has had this Agreement reviewed by competent counsel and has received advice regarding the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

8.1.5.	The other party has not given any investment advice or rendered any opinion to it as to whether entering into this Agreement in exchange for the rights received is prudent; and

8.1.6.	It has received independent and appropriate tax advice in connection with this Agreement and, on the basis of that advice, is entering into this Agreement.

8.2.	Claimant’s Additional Representations, Warranties and Covenants. Claimant represents and warrants to and covenants in favor of Bentham that, at all times during the term of this Agreement:

8.2.1.

The making and performance by it of this Agreement do not and will not violate any charter, bylaw or other organizational agreement of Claimant, any law or regulation applicable to Claimant, or any other agreement or instrument by which Claimant is bound;

8.2.2.

Claimant is the sole legal and beneficial owner of, and has good title to, the Claims and Patents free and clear of, except as disclosed on Exhibit E hereto, any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect, in each case other than as previously disclosed to Bentham;

8.2.3.

Except as disclosed on Exhibit E hereto, Claimant will not cause, permit or assert over or otherwise attach to the Claims or the Litigation Proceeds any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect;

8.2.4.

Except as disclosed on Exhibit E hereto, Claimant has not made or entered into and shall not make or enter into any assignment, trust arrangement, security, sale, transfer or sub-participation or local law equivalent of its right, title or interest in the Claims or the Litigation Proceeds, and there are no agreements (whether in writing or oral) between Claimant and another Person granting or agreeing to grant a contingent interest in, or granting or agreeing to grant a right to payment determined by reference to, the Litigation Proceeds other than this Agreement;

8.2.5.	Claimant has not taken and shall not take any steps or execute any documents which would materially or adversely affect the Claims or the recoverability of the Litigation Proceeds;

8.2.6.

Claimant has not engaged, and shall not engage, in any acts or conduct or make any material omissions, agreements or arrangements that would result in Bentham receiving less payment or less favorable treatment in respect of the Claims or the Litigation Proceeds than as set forth in this Agreement;

8.2.7.

Claimant has not recouped or set off or agreed to recoup or set off, and shall not agree to do so, any amounts against the Claims or the Litigation Proceeds and no rights of recoupment or set-off of, or similar rights against Claimant exist which will permit any recoupment or set-off of or counterclaim against the Claims or the Litigation Proceeds except as set forth in this Agreement or as has been otherwise disclosed in writing to Bentham;

8.2.8.

Claimant is not a debtor in a bankruptcy case or other insolvency proceeding, and, to its knowledge, no commencement of an involuntary bankruptcy case or other insolvency proceeding has been threatened against it;

8.2.9.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

8.2.10.

Except for the actions relating to the Claims and any listed in Exhibit E, no litigation has been commenced by or against or, to the best of its knowledge, is threatened against Claimant which may materially adversely affect the Claims or the recoverability of the Litigation Proceeds;

8.2.11.	Claimant has the full power and authority to bring the Claims, pursue the Litigation and direct the Lawyers; and

8.2.12.

Neither Claimant nor the Lawyers have failed to disclose to Bentham any fact or facts of which they are aware that would, if Bentham had been so advised, be reasonably expected, individually or in the aggregate, to have led Bentham not to enter into this Agreement.

9.	DURATION OF AGREEMENT

9.1.	Subject to Article 10, this Agreement commences on the date hereof and, absent Termination, continues in effect until:

9.1.1.	Final Resolution; and

9.1.2.	Claimant has complied with all of its obligations pursuant to this Agreement; and

9.1.3.	all Litigation Proceeds (if any) have been fully disbursed in accordance with this Agreement; and

9.1.4.	If applicable, Claimant’s obligations with respect to Principal Protection set forth in Exhibit C have been satisfied.

10.	TERMINATION RIGHTS

10.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.1.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.1.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.1.3.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.1.4.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.2.

By Claimant. Claimant shall have the right, but not the obligation, to terminate this Agreement (other than Claimant’s obligations to pay or disburse the Litigation Proceeds in accordance with this Agreement) upon twenty (20) days’ written notice to Bentham from and after a failure by Bentham to fulfill its Funding Amount or any material breach of Bentham’s obligations under Article 6 so long as such failure or material breach is continuing at the end of the twenty (20) day period.

10.3.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.3.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.3.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.3.3.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.3.4.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

10.4.

Continued Performance. Unless and until this Agreement is terminated under this Article 10, each party shall continue to perform its obligations under this Agreement notwithstanding the existence of any dispute between the parties and without prejudice to any adjustment to any party’s rights or obligations.

11.	INDEMNIFICATION

11.1.

Indemnity of Bentham. Claimant shall indemnify and defend Bentham and its shareholders, officers, directors, employees, representatives, Collateral Agent and Affiliates (collectively, “Indemnitees”) against any and all actions, losses, costs, charges, damages, claims, sanctions, penalties, expenses (including attorneys’ fees and costs of experts and advisors) and awards including any sums awarded against Claimant (each a “claim”) and that arises from any claim or action by any third party and which any Indemnitee has sustained or may sustain at any time for reason of: (i) the breach of, inaccuracy of, or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations or covenants of Claimant in this Agreement or in any Exhibits or documents delivered by Claimant pursuant to or in connection with this Agreement, the Litigation or the Claims; (ii) any costs, sanctions, awards or penalties assessed or awarded against Bentham in connection with the Litigation or the Claims other than those relating to a breach of warranty or representation of Bentham or caused by an act of Bentham that constitutes fraud, gross negligence or willful misconduct.; or (iii) any litigation other than the Litigation (including the Claimant’s infringement matter against Software Product Activation) arising from or relating to the Claims or facts underlying the Claims or Claimant’s business operations.

11.2.

Procedure. Any Indemnitee who receives notice of a claim for which it will seek indemnification hereunder shall promptly notify Claimant of such claim in writing. Claimant shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the Indemnitee but shall not have the right to settle or compromise any claim or action without consent of Indemnitee. Where the Claimant assumes the defense of such action, Indemnitee shall have the right to participate in such defense with its own counsel at its cost.

12.	SECURITY AGREEMENT

12.1.

Grant of Security Interest. As security for the payment and performance in full of the Secured Obligations, Claimant hereby grants, assigns and pledges to Collateral Agent for the benefit of Bentham, its successors and assigns, a security interest, in any and all right, title or interest of Claimant in or to any and all of the following assets and properties now owned or at any time hereafter acquired by Claimant or in which Claimant now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

12.1.1.	the Claims and the Judgment;

12.1.2.	the Litigation Proceeds;

12.1.3.	all claims and proceeds in connection with or resulting from the Other Prism Cases;

12.1.4.	a true and correct copy of Claimant’s books, records and evidentiary materials pertaining to the Claims, all of which are stipulated as accurate by Claimant; and

12.1.5.	to the extent not otherwise included, all Proceeds of any and all of the foregoing.

12.2.

Continuing Security Interest. Claimant acknowledges and agrees that the security interest of Collateral Agent in the Collateral constitutes continuing collateral security for all of the Secured Obligations.

12.3.

Financing Statements. Claimant hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any file office in any jurisdiction that Collateral Agent deems advisable (a) any Uniform Commercial Code financing statement providing the name of Claimant as debtor, Collateral Agent as secured party and indicating the Collateral as collateral covered by the financing statement and (b) any other notice, filing or other document that Collateral Agent deems necessary or advisable to perfect or protect the security interest or to maintain its first priority. To the extent that any filed financing statement referred to above is required to be modified in order to make the description of collateral provided for therein more consistent with the Collateral description provided herein, Bentham agrees that it shall file amendments to any such financing statements requested by Claimant from time-to-time in furtherance of such purpose.

12.4.	Representations and Warranties. Claimant represents and warrants to Bentham that:

12.4.1.

Claimant’s place of business or, if it has more than one, its chief executive office is at the address stated in the preamble to this Agreement. Claimant’s exact corporate or other organizational name, the jurisdiction of its incorporation or other organization, and the identification number given by its jurisdiction of incorporation or other organization is set forth in Exhibit E;

12.4.2.	Claimant has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any trade name not disclosed in Exhibit E;

12.4.3.	Claimant has not acquired any of the Claims from any other Person except as disclosed in Exhibit E;

12.4.4.	Claimant has the right, power and authority to grant to Collateral Agent a security interest in the Collateral;

12.4.5.

The security interest granted by Claimant pursuant to this Agreement constitutes (a) a legal and valid security interest which is enforceable against the Collateral in which Claimant now has rights and will create a security interest which is enforceable against the Collateral in which Claimant hereafter acquires rights at the time Claimant acquires any such rights; and (b) when properly perfected by the filing of a financing statement or otherwise, the security interest shall constitute a perfected security interest in the Collateral, in which Claimant now has rights, and will have a perfected security interest in the Collateral in which Claimant hereafter acquires rights at the time Claimant acquires any such rights, to the extent that a security interest may be perfected by the filing of a financing statement or otherwise. The security interest of Collateral Agent in the Collateral is and shall be prior to any other lien on or security interest in any of the Collateral; and

12.4.6.

Except as set forth on Exhibit E, Claimant has not filed or consented to the filing of any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, which financing statement or analogous document, has not been terminated.

12.5.	Covenants. So long as Bentham shall have any commitment to provide any funds under this Agreement or any of the Secured Obligations shall remain unpaid or unsatisfied, Claimant shall:

12.5.1.

At its own cost and expense, take any and all actions necessary to defend its title to the Collateral against all parties and to defend the security interest of Collateral Agent in the Collateral and the priority thereof against any lien or security interest; and

12.5.2.

Not change its name, its state of organization or entity structure, nor move the location of its chief executive offices or its records concerning the Collateral unless Claimant shall have given Bentham at least 30 days’ prior written notice of the move or change.

12.6.	Remedies and Applications of Proceeds.

12.6.1.

If Claimant fails to pay or perform any of the Secured Obligations when due to be paid or performed, the failure shall constitute a default under this Agreement for the purposes of Part 6 of Article 9 of the UCC and Collateral Agent, for the benefit of Bentham, shall have, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the UCC and other applicable law.

12.6.2.

The cash proceeds actually received from the sale or other disposition or collection of Collateral may be applied to the expenses of the sale or other disposition or collecting, including to the reimbursement of legal fees and expenses. After such application, any cash proceeds resulting from the sale or other disposition or collection shall be applied in accordance with Exhibit C, with Bentham agreeing that its recourse to the cash proceeds after such application shall be solely to the amounts to which Bentham is entitled in accordance with Exhibit C.

12.7.	Certain Waivers. Claimant waives, to the fullest extent permitted by applicable law:

12.7.1.

except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, any duty of Bentham or Collateral Agent as to the preservation of any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral;

12.7.2.	any right to require Bentham or Collateral Agent to marshal any of the Collateral or other collateral or security for any of the Secured Obligations; and

12.7.3.

any right to require Bentham or Collateral Agent (a) to proceed against any party, (b) to exhaust any other collateral or security for any of the Secured Obligations, (c) to pursue any remedy to the exclusion of any other remedy, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral.

12.8.

Appointment of Agent. Bentham hereby appoints Collateral Agent as its collateral agent hereunder. The collateral agent shall accept instructions only from Bentham. The Collateral Agent shall have no rights or duties except as set forth herein.

13.	GOVERNING LAW; JURISDICTION AND VENUE; DISPUTES

13.1.

Governing Law. This Agreement is entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and fully to be performed in such state. Conflict of laws rules that would require the application of the law of any other jurisdiction shall not apply.

13.2.	Arbitration of Disputes. All disputes, claims or causes of action between the parties arising out of or relating to this Agreement shall be resolved in accordance with Exhibit F.

14.	NOTICES

14.1.

Method. All notices given under this Agreement shall be in writing and may be served personally or by recognized overnight courier such as FedEx to the respective party’s address for service set forth in the heading of this Agreement (or to such party’s alternate address provided to the other party by effective notice), or by facsimile or email; provided that notices of breach or Termination may not be given by facsimile or by email.

14.2.

Receipt. A notice shall be considered to have been received on the first business day after it is sent by overnight courier for next business day delivery and on the day it is transmitted by facsimile or email.

15.	ACKNOWLEDGEMENT

15.1.	By executing this Agreement Claimant acknowledges that:

15.1.1.	Bentham recommended to Claimant that Claimant obtain legal advice as to the meaning and effect of this Agreement;

15.1.2.	Claimant has received and read Bentham’s “Funding Overview”; and

15.1.3.

Bentham is not a law firm; neither Bentham nor its representatives or Affiliates are engaged in the practice of law or any other professional activity; Bentham is not providing any legal advice to Claimant; and Claimant has not and shall not rely on Bentham or its Affiliates for legal, tax, accounting or other professional advice.

16.	GENERAL

16.1.

Interpretation. Section headings in this Agreement are for convenient reference only and shall not affect the interpretation or construction of this Agreement. The singular includes the plural in this Agreement and vice versa. Examples and words like “including” are deemed to mean “without limitation”. All references in this Agreement to Articles, Sections, Paragraphs and Exhibits are references to the relevant provisions of this Agreement.

16.2.

Merger Clause. This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof. If the parties entered into any earlier agreements (other than a confidentiality agreement), those agreements are hereby terminated and this Agreement shall be the sole agreement governing the parties’ relationship. A prior confidentiality agreement is not superseded by this Agreement and continues in full force and effect. However, to the extent that there is a conflict between this Agreement and the confidentiality agreement, this Agreement will control.

16.3.

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, and legal representatives. All representations, warranties, covenants and indemnities made herein shall survive the execution and delivery of this Agreement. Neither this Agreement, nor any rights, interests, obligations and duties arising hereunder, may be assigned or otherwise conveyed (a) by Claimant except as expressly provided herein without the express consent in writing of Bentham, or (b) by Bentham except that Assignee shall not be adverse or in conflict with Claimant and except as expressly provided herein without the express consent in writing of Claimant; provided that, without Claimant’s consent, Bentham may (i) assign its rights and obligations under this Agreement to a Subsidiary, (ii) provide co-investment participations in or to all or a portion of its rights and obligations under this Agreement and (iii) exercise any rights as secured party with respect to the Collateral.

16.4.

Independent Parties. The parties are independent contractors to one another with respect to this Agreement and neither party shall be deemed to be an agent, employee or joint venturer of the other by virtue of this Agreement. Nothing in this Agreement shall constitute the Claimant and Bentham as partners or fiduciaries of one another. Neither party shall have any power, right or authority to bind the other to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other, or make any promises or representations on behalf of the other, except as expressly set forth herein.

16.5.

Amendment; Waiver. This Agreement shall not be amended, and no term or provision of this Agreement may be waived, except in writing signed by a duly authorized representative of each party. No delay on the part of a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by a party shall preclude any further exercise thereof.

16.6.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be delivered by any party by facsimile or other electronic means and any copy so delivered shall be deemed to be an original.

16.7.

Severability. If any provision of this Agreement, or the application thereof to any Person or circumstances, is or becomes invalid or unenforceable, the remaining provisions will not be affected and each remaining provision shall remain valid and be enforceable to the full extent permitted by applicable law.

16.8.

Further Assurances. Each party will promptly execute all documents and do all things that another party from time to time reasonably requires to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it. Other than as provided in Article 10, neither party shall take any action, or omit to take any action, that is reasonably likely to have a Material Adverse Effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

PRISM TECHNOLOGIES LLC By: /s/ Name: Title:	BENTHAM CAPITAL LLC By: /s/ Name: Title: Managing Director

PRISM TECHNOLOGIES LLC	BENTHAM CAPITAL LLC

By: /s/ Name: Title:	By: /s/ Name: Title: Company Secretary

SECURITY FINANCE LLC

By: /s/ Name: Title:

EXHIBIT A

DEFINITIONS

“AAA”	The American Arbitration Association or its successor.

“Actual Funding”	The aggregate principal portion of the Funding Amount actually paid by Bentham pursuant to this Agreement up to and including the date of Termination.

“Affiliates”

Includes the directors, officers, employees, auditors and financiers of Bentham or the Claimant as well as any parent or subsidiary of Bentham or the Claimant that controls or is controlled by Bentham or the Claimant.

“Agreement”	This agreement between the Claimant and Bentham, as amended from time to time, in accordance with Section 16.5, including all Exhibits.

“Bentham’s Reimbursable Costs”	Has the meaning set forth on Exhibit C.

“Claims”

The claims that Claimant has against each Defendant in connection with the infringement by the Defendants of the Patents and includes the claims of the Claimant made in the Litigation. The claims do not include any other claims by Claimant in the other pending infringement matter listed in Exhibit E.

“Collateral”	Shall have the meaning assigned to such term in Section 12.1.

“Confidential Information”

Any information relating to (i) this Agreement including any discussions and negotiations related hereto, the existence of them or the funding of the Claims, or the identity of the parties or their respective Affiliates; the Claims including the names of the parties and potential other parties to the Claims; the factual, legal, technical, economic and financial background of the Claims; the procedural status of the Claims; the planned legal and procedural strategies and tactics for the pursuing of the Claims or Settlement or collection of the Litigation Proceeds; the expected recoveries from the Claims; and any other relevant information; (ii) factual information, evidentiary information, legal theories, procedures, decision trees, experts’ or other consultants’ reports, attorney or other professional work product; (iii) billing arrangements, billing rates, financial arrangements, contingent fee agreements, contingent fee percentages, costs, finances, investments, investors, price lists, pricing, profit margins, profitability, and quotations; (iv) any litigation risk product or information on litigation risk markets (including any derivative, hedging or monetization structure, premium financing structure, pricing, litigation or credit risk analysis, risk modeling, marketing information, advertising methodology, business processes, products and valuation models); (v) any financial statements and information, data, documents, form or draft agreements and materials; (vi) information concerning accountants, agents, clients, customers, law firms, lawyers, advisors and suppliers; (vii) business activities or operations, business plans, business relationships, commercial relationships, current or proposed products or services, marketing nature, market opportunities, marketing plans, and transactions; (viii) algorithms, computer data bases, computer programs, computer software, network configurations, and systems; (ix) contracts, lists, manuals, and reports; (x) intellectual property, copyrights, data, designs, drawings, flow charts, formulae, ideas, information, inventions, knowhow, knowledge, methods, operations, patents, procedures, processes; (xi) research, scientific data, specifications, technical data, techniques, technology, trade secrets, and trademarks; and (xii) other proprietary or nonpublic information, data or material, in all cases regardless of whether such information is (A) written or oral, irrespective of the form or storage medium, and (B) specifically identified as ‘“Confidential” or which, by virtue of its nature would be understood to be confidential by a reasonable Recipient. “Confidential Information” includes analytics derived from other Confidential Information. “Confidential Information” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Recipient; (b) was actually known to the Recipient on a nonconfidential basis prior to its disclosure; or (c) was developed independently of the information derived from the Confidential Information.

“Court”	The court or other tribunal in which the Litigation is conducted.

“Defendant”	Sprint Spectrum L.P., d/b/a Sprint PCS and any other party added to the Litigation referenced below.

“Disclosing Party”	The party to this Agreement who provides Confidential Information to the other party.

“Final Resolution”

The resolution of the Litigation which substantially concludes the Litigation with respect to Claimant pursuant to (i) a final, non-appealable, legal and valid judgment of the Court, or (ii) a Settlement agreement between Claimant and all Defendants.

“Funding Amount”	Shall have the meaning assigned to such term in Exhibit B.

“GAAP”	The generally accepted accounting principles in effect in the United States as issued from time to time by the Financial Accounting Standards Board.

“Indemnitees”	Shall have the meaning assigned to such term in Section 11.1.

“Irrevocable Instruction”	Shall have the meaning assigned to such term in Section 7.1.

“Investment Return”	The fees or return payable to Bentham, in accordance with Exhibit C, for making available the Funding Amount.

“Judgment”	Means the judgment issued by the United States District Court for the District of Nebraska in connection with the Litigation.

“Lawyers”

Kramer Levin Naftalis & Frankel LLP having an address at 1177 Avenue of The Americas New York, NY 10036 and/or any substitute or additional legal counsel engaged by Claimant with respect to the Claims or the Litigation and who are approved by Bentham, which approval shall not be unreasonably withheld.

“Litigation”

The legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Prism Technologies LLC v Sprint Spectrum L.P. D/B/A/ Sprint PCS pending in the United States court of Appeals for the Federal Circuit, Case Nos. 16-1456 and 16-1457 (an appeal from the same case heard in the United States District Court for the District of Nebraska, Case No. 8:12-cv-00123) relating to the Claims against Defendant, including the Judgment, and any appeal or remand therefrom or proceedings in connection therewith and any new proceedings against any or all Defendants that may arise from the Claims.

“Litigation Expenses”

Any and all reasonable fees payable to the Lawyers for legal services related to the Litigation, and out-of-pocket costs related to the Litigation, including, among others, expert witness and consultant fees and costs.

“Litigation Proceeds”

Any and all consideration actually paid directly or indirectly to or for the benefit of Claimant by Defendant or received directly or indirectly by or for the benefit of Claimant from Defendant in connection with the Litigation (whether by judgment, Settlement, licensing or otherwise), including any damages (punitive or otherwise), penalties, interest and other amounts paid or property transferred in respect of the Litigation. Without limiting the generality of the foregoing, Litigation Proceeds shall be determined without taking into consideration (i) any fees or expenses incurred in connection with obtaining or collecting the Litigation Proceeds (including any contingency fees), and (ii) recoupments or set-offs of any kind, including any recoupments or set-offs in respect of any counterclaims or cross-claims asserted against Claimant by any party.

“Material Adverse Effect”	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

“Other Prism Cases”	Shall have the meaning assigned thereto in Exhibit C.

“Patents”

Means all of United States Letters Patent No. 7,290,288 issued by the USPTO on October 30, 2007, United States Letters Patent No. 8,127,345 issued by the USPTO on February 28, 2012, and United States Letters Patent No. 6,516,416 issued by the USTPO on February 4, 2003, including all reissues, continuations, divisions, renewals or extensions of these patents.

“Person”

Any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust or other organization whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Principal Protection”	Shall have the meaning assigned thereto in Exhibit C.

“Proceeds”	Shall have the meaning assigned to such term in the UCC.

“Proportionate Investment Return”

The Proportionate Investment Return shall be all amounts owed by Claimant to Bentham, if any, pursuant to Section 4.2, plus the Investment Return multiplied by the quotient of (i) Actual Funding divided by (ii) the Funding Amount.

“Protective Order”	A stipulated order to protect confidential information prepared by the parties to the Litigation and ordered by the Court.

“Recipient”	The party to this Agreement receiving Confidential Information from the other party.

“Secured Obligations”

Collectively: (i) the obligation of Claimant to pay the Investment Return or Proportionate Investment Return, respectively, to Bentham, (ii) all other funding to Claimant, and debts, liabilities, obligations, covenants and duties of Claimant owing to Bentham now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with this Agreement or any of the transactions contemplated thereby and including any interest due thereon and all fees, costs, and expenses incurred by Bentham in connection therewith; (iii) all debts, liabilities, obligations, covenants and duties of Claimant to pay or reimburse Bentham for all expenses including attorneys’ fees, incurred by Bentham in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (iv) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against Claimant of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming Claimant as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Settlement”

Any compromise, discontinuance, waiver, payment, release or other form of settlement whatsoever where value passes from or on behalf of a Defendant to or for the benefit of Claimant in circumstances in which the Litigation does not commence or continue as a result of or in connection with the passing of that value; and “Settle”, “Settles” and “Settled” have corresponding meanings.

“Subsidiary”	Any parent or subsidiary of a party to this Agreement that controls or is controlled by such party.

“Taxes”

Any and all applicable taxes, duties, charges or levies of any nature imposed by any taxing or other governmental or regulatory authority including income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable pursuant to any provision of state, local or foreign law.

“Termination”	Any termination of this Agreement in accordance with Article 10.

“Trust Account”	The account referred to in Section 3.1.

“UCC”

The Uniform Commercial Code as in effect on the date hereof in the State of New York or, in relation to the perfection or priority of a security interest, the Uniform Commercial Code that then governs under the choice of law rules applicable to questions of perfection or priority.

“USPTO”	Means the United States Patent and Trademark Office.

EXHIBIT B

FUNDING AMOUNT

1.	Funding Amount. In no event shall Bentham’s maximum funding hereunder exceed $500,000 (the “Funding Amount”).

2.

Payment Instruction. Bentham shall pay the $500,000 Funding Amount funding to Claimant by wire transfer within five (5) business days after execution by the parties of this Agreement to an account of the Claimant specified at the time of execution to Bentham in writing.

EXHIBIT C

INVESTMENT RETURN

1.

Investment Return. Subject only to the fees due the Lawyers but prior to payment of any other amounts from the Litigation Proceeds, Claimant shall cause the Lawyers to pay Bentham all amounts owed by Claimant to Bentham pursuant to Section 4.2, if any, plus the following (the “Investment Return”), without reduction, set-off or counterclaim:

1.1.	If Litigation Proceeds are received on or before the date eighteen (18) months from the date of the Funding Agreement, an amount equal to two-and-half (2.5) times the Funding Amount;

1.2.

If the Litigation Proceeds are received after the date eighteen (18) months from the date of the Funding Agreement an amount to three (3) times the Funding Amount (less amounts already paid to Bentham).

1.3.

In addition to the amounts provided for above, subject only to the fees due to the Lawyers, Bentham shall be paid $59,212 before any Litigation Proceeds are paid to Claimant or Lawyers (representing the costs incurred by Bentham in connection with the aborted [Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission] transaction, such amount “Bentham’s Reimbursable Costs”).

2.

Payment to Lawyers. Once all Secured Obligations are fully and indefeasibly paid, the Lawyers will pay the balance out of the Trust Account, if any, in accordance with Claimant’s agreement with Lawyers.

3.	Principal Protection.

3.1

To the extent not recovered in the Litigation and subject only to the fees due to lawyers for Other Prism Cases, Claimant agrees that Bentham shall be entitled to be repaid its disbursed Funding Amount (1x the Funding Amount) from the proceeds (including license proceeds) of any Other Prism Case. “Other Prism Case” means any other claim or litigation in which Claimant has an interest, relating to patents in which Claimant has an interest on the date hereof, including, without limitation, Prism Technologies v, T-Mobile USA, Inc., Case No. 8:12-cv-00123-LES-TDT; Prism Technologies v. US Cellular Corp., Case No. 8:12-cv-00125-LES-TDT; and Prism Technologies v. Cellco Partnership et al., Case No. 8:12-cv-00126-LES-TDT.

3.2

Subject only to the fees due to lawyers for Other Prism Cases, any proceeds received by Claimant from any Other Prism Case shall be promptly paid to Bentham in an amount equal to (but not in excess of) Bentham’s Actual Funding Amount plus Bentham’s Reimbursable Costs, whether or not the Litigation has been resolved. Any such amounts paid to Bentham shall be credited against the Investment Return. Subject only to the fees due the lawyers of Other Prism Cases, Bentham shall have a priority return with respect to the proceeds of any Other Prism Case, and Claimant shall not take any action which would provide a third party with a payment position or collateral position senior to Bentham’s interest in such proceeds without Bentham’s express written consent.

4.

Right of First Offer. During the term of this Agreement, Claimant shall present Bentham with the first opportunity to propose commercially reasonable terms to finance all or any portion of any Other Prism Case, for which Claimant seeks funding from a third party.

EXHIBIT D

FORM OF IRREVOCABLE INSTRUCTION TO LAWYERS

Prism Technologies LLC (“Claimant”) hereby advises Kramer Levin Naftalis & Frankel LLP (“Lawyers”) that Bentham Capital LLC (“Bentham”) is providing financing in connection with the Litigation defined in the Litigation Funding Agreement (the “Agreement”) between them dated as of December 15, 2016. A copy of the Agreement is attached.

This letter constitutes Claimant’s irrevocable instruction to the Lawyers in connection with the Litigation. Capitalized terms used in this irrevocable instruction letter and not defined herein shall have the respective meanings ascribed to them in the Agreement.

1.

Reference is made to the Litigation Funding Agreement (the “Previous Agreement”) between Claimant and Bentham dated November 29, 2012, pusuant to which Bentham provided funding to Claimant in connection with certain litigation claims. In connection with the Previous Agreement, the Lawyers executed an irrevocable instruction (the “Previous Irrevocable Instruction”).

2.

Pursuant to the Agreement, Bentham is providing additional funds to Claimant in relation to a claim that is subject to the Previous Agreement. Such claim under the Previous Agreement is the same as the “Litigation” described herein.

3.	With respect to the distribution of Litigation Proceeds relating to the Litigation, in the event of any inconsistency between the Agreement and the Previous Agreement, the Agreement shall control.

4.

Claimant instructs the Lawyers that Litigation Proceeds shall not be distributed to any Person until Bentham indefeasibly has received the respective: (1) full Investment Return or (2) Proportionate Investment Return, as applicable under the terms of the Agreement.

5.	Claimant instructs the Lawyers to receive any and all Litigation Proceeds and comply with Section 3.1 of the Agreement.

6.	Claimant instructs the Lawyers to hold that portion of the Litigation Proceeds due to Bentham under this Agreement in trust for Bentham.

7.	Claimant notifies the Lawyers that Claimant has granted a security interest in the Claims to secure the payment and performance of the Secured Obligations.

8.

Claimant instructs the Lawyers to promptly pay out of the Trust Account all amounts payable to Bentham under the Agreement, once such funds clear or otherwise become available, in accordance with Exhibit C to the Agreement, prior to the payment from the Litigation Proceeds of any other expenses or obligations of Claimant, including any other fees or costs. Only once all amounts due and payable to Bentham under the Agreement are fully and indefeasibly paid, may the Lawyers pay the balance out of the Trust Account, if any, to or for the benefit of Claimant.

9.

Pursuant to the Previous Instruction, the Lawyers agree to provide to Bentham, within three (3) business days following receipt, a copy of any material non-privileged document or filing made or obtained in the Litigation by way of discovery, subpoena or any other lawful means, subject to Bentham’s confidentiality obligations under the Agreement and subject to the Lawyers’ reasonable judgment with respect to preservation of all legal privilege of Claimant.

10.

Pursuant to the Previous Instruction, the Lawyers agree to keep Bentham fully and continually informed of all material developments with respect to the Claims and the Litigation, subject to the Lawyers’ reasonable judgment with respect to preservation of all legal privilege of Claimant, and without limiting the foregoing and subject to any applicable Protective Order, the Lawyers agree to provide non-privileged written status reports to Bentham, in form and detail reasonably acceptable to Bentham:

10.1.	At least once each calendar quarter during the pendency of the Litigation;

10.2.	Upon the occurrence of any material event in the Litigation; and

10.3.	From time to time upon Bentham’s reasonable request.

Very truly yours,

PRISM TECHNOLOGIES LLC

By: /s/

Name:

Title:

Agreed and Accepted:	Acknowledged:

KRAMER LEVIN NAFTALIS & FRANKEL LLP By: /s/ Name: Title:	BENTHAM CAPITAL LLC By: /s/ Name: Title:

EXHIBIT E

SECURITY AGREEMENT MATTERS
UCC FILING AND SEARCH INFORMATION

Claimant’s exact corporate or other organizational name: Prism Technologies LLC.

Claimant’s jurisdiction of incorporation or other organization: State of Nebraska.

Claimant’s identification number given by its jurisdiction of incorporation or organization:
State of Nebraska ID No. 9214933

Claimant’s prior names and trade names: None, other than those names listed above.

The same information as set forth above for each Person from whom Claimant acquired any of the Claims: Not applicable.

The following are exceptions to Sections 8.2.2, 8.2.3, 8.2.4 and 12.4.6 or, if there are no exceptions, the word “None” has been inserted:

The following is disclosed with respect to Sections 8.2.2, 8.2.3 and 8.2.4:

[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

EXHIBIT F

DISPUTE RESOLUTION

1.

All disputes between the parties shall be resolved solely and exclusively, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York. The arbitration shall be administered by the American Arbitration Association, or its successor (“AAA”), in accordance with its Commercial Arbitration Rules as modified by its Expedited Procedures (except that, regardless of the size of the dispute, procedure E-2 “Changes of Claim or Counterclaim” shall not apply). The appointed arbitrator may, in his or her reasonable discretion, extend the period for completion of the arbitration, but only by thirty (30) additional days. Any awards or orders in such arbitrations may be entered and enforced as judgments in federal courts of competent jurisdiction.

2.

By agreeing to these arbitration procedures, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation and to award any and all remedies that either party would be entitled to seek in a court of law.

3.

Nothing in this Agreement shall prevent a party hereto from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration, and, for such purposes, each party irrevocably consents to the jurisdiction of any federal court located within the County and State of New York and irrevocably agrees that all such actions or proceedings relating to this Agreement shall be litigated in such courts, waiving any defense of forum non conveniens and any right to jury trial in connection therewith.

4.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

4.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

4.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange]

4.2.1.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

4.2.2.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

4.2.3.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

4.2.4.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission] .

4.3.	[Confidential Treatment Granted – Material was filed with the Securities and Exchange Commission]

5.

The costs and associated expenses of all arbitration proceedings, other than those with respect to Section 5.3, shall be borne equally by both parties. Bentham shall pay the cost and associated expenses for arbitration with respect to Section 5.3. The prevailing party in such arbitration shall be entitled to receive reimbursement from the other party of the prevailing party’s reasonable legal fees, costs and disbursements in connection with such arbitration.